Exhibit 10.5

FRBK VOTING AGREEMENT

October 27, 2023

Gregory B. Braca

11952 S. Edgewater Drive

Palm Beach, Florida 33410

George E. Norcross, III

Philip A. Norcross

Alexander S. Norcross

Alessandra T. Norcross

350 Royal Palm Way, Suite 200

Palm Beach, Florida 33480

Ladies and Gentlemen:

As a holder of common stock, par value $0.01 per share (“Common Stock”), of Republic First Bancorp, Inc. (the “Company”), the undersigned (the “Shareholder”) understands that the Company is concurrently entering into a Securities Purchase Agreement, dated as of the date hereof (as it may be from time to time amended, the “SPA”), with George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Alessandra T. Norcross and Alexander S. Norcross (together, the “Purchasers”) and George E. Norcross, III, solely for purposes of Section 4.19 and Section 4.22 thereof, which was previously approved by the board of directors of the Company. Under the SPA, the Purchasers will purchase both Company Common Stock, a newly created series of preferred stock (the “Series B Preferred Stock”) and warrants to acquire Series B Preferred Stock.

A special meeting of shareholders of Company Common Stock will be held no later than December 31, 2023 to obtain the Shareholder Approval (as defined in the SPA).

The Shareholder acknowledges that, as a condition and inducement to the Purchasers’ willingness to enter into the SPA, the Purchasers have required that the Shareholder enter into this letter agreement and the Shareholder is willing to enter into this letter agreement.

The Shareholder confirms his or her agreement with the Purchasers, and the Purchasers confirm their agreement with the Shareholder, as follows:

1.         Subject to paragraph 4, as used in this letter agreement, “Shares” means the shares of Company Common Stock which the Shareholder owns of record or beneficially and has the power to vote (excluding any Shares underlying restricted stock units exercisable for Company Common Stock whether or not such Shares are included as beneficially owned by the Shareholder in the Company’s most recent annual proxy statement, but including any shares of Company Common Stock acquired upon settlement of such restricted stock units) as of the date of this letter agreement. The Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations or compliance with the restrictions under this letter agreement. The Shareholder represents and warrants that the Shareholder has the sole power to vote or direct the vote of all of the Shares.

2.        Subject to paragraph 15 of this letter agreement and until the receipt of the Shareholder Approval (the “Expiration Date”), at every meeting of the shareholders of the Company (each a “Company Meeting”) called and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholder agrees to (x) appear at such meeting or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum, (y) vote, or cause to be voted, the Shares (a) in favor of (i) approval of the Shareholder Approval, (ii) any other matter that is reasonably necessary to be approved by the shareholders of the Company to facilitate the Shareholder Approval and (iii) the adjournment or postponement of the Company Meeting, if (A) as of the time for which the Company Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (B) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval, and (b) against (i) any proposal that is in competition or inconsistent with the Shareholder Approval and (ii) any proposal, transaction, agreement, amendment of the Company Charter or Company Bylaws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, materially delay, postpone, adversely affect or discourage the Shareholder Approval. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

3.         If and only if the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then the Purchasers shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The Shareholder represents and warrants to the Purchasers as follows:

(a)

The Shareholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby.

(b)

Assuming the due authorization, execution and delivery of this letter agreement by the Purchasers, this letter agreement is the Shareholder’s legal, valid and binding agreement and is enforceable against the Shareholder in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(c)

The execution and delivery of this letter agreement by the Shareholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (i) conflict with or violate any Law applicable to the Shareholder or by which the Shares are bound or affected, (ii) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, or (iii) require any consent, approval, authorization, certificate or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official, except (A) for applicable requirements, if any, of the Exchange Act and (B) where the failure to obtain such consents, approvals, authorizations, certificate or permits, or to make such filings or notifications, would not reasonably be expected to prevent, materially impair, materially delay or adversely affect the performance by the Shareholder of his or her obligations under this letter agreement. Except for this letter agreement, the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(d)

Except for (i) restrictions in favor of the Purchasers pursuant to this letter agreement and (ii) transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has voting power and power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares.

(e)

There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by the Purchasers of their rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(f)

The Shareholder understands that the Purchasers are entering into the SPA in reliance upon the Shareholder’s execution, delivery and performance of this letter agreement, including the representations and warranties of the Shareholder set forth herein.

4.       The Shareholder agrees that all representations, terms and conditions of this letter agreement will apply to Company Common Stock of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the Expiration Date, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of Shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

5.        This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the Expiration Date; provided, however, that (i) this paragraph 5 and paragraphs 9, 10, 11, 12, 13, 16, 18 and 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

6.        The Shareholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Shareholder, solely in his or her capacity as a director of the Company, including any actions Shareholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company Board of Directors.

7.       The Shareholder hereby authorizes the Purchasers and the Company to publish and disclose in any announcement or disclosure in connection with the SPA the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this letter agreement.

8.        The Shareholder agrees, without further consideration, to (a) execute and deliver such additional documents and to take such further actions as are reasonably necessary or reasonably requested by the Purchasers to confirm and assure the rights and obligations set forth in this letter agreement and (b) until the Expiration Date, not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this letter agreement, other than to a de minimis extent.

9.        This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this letter agreement or the transactions contemplated hereby exclusively in the Court of Common Pleas of Delaware County, Pennsylvania, the Court of Common Pleas of Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this letter agreement or the transactions that are the subject of this letter agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with paragraph 11.

10.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 10.

11.     Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or by overnight courier addressed, if to the Shareholder, to the address, email address as applicable, set forth the Shareholder’s signature page hereto, and, if to the Purchasers, in accordance with Section 6.3 of the SPA, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

12.      This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

13.      The Shareholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement may cause the Purchasers to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Shareholder agrees that in the event of any such breach, the Purchasers shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which the Purchasers may be entitled, at law or in equity. It is accordingly agreed that the Purchasers shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

14.       The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the SPA by the parties thereto, which shall occur concurrently herewith.

15.      Until the Expiration Date, the Shareholder agrees not to (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (b) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided that the foregoing shall not prohibit the Shareholder from (i) disposing of or surrendering Shares to the Company in connection with the vesting, settlement or exercise stock-based compensation awards of the Company for the payment of taxes thereon or the exercise price thereon, if applicable, or (ii) disposing of Shares in a broker-assisted cashless exercise of stock-based compensation awards of the Company expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

16.      The Purchasers acknowledge and agree that nothing in this letter agreement shall be deemed to vest in the Purchasers any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and the Purchasers shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

17.      Any provision of this letter agreement may be (a) waived in whole or in part in writing by the party benefited by the provision or by both parties or (b) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

18.     The SPA and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

19.      In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

*         *         *

Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,

/s/ Harry Madonna
Name: Harry Madonna

Email:	hmadonna@hmadonna.com

Address:
1235 Country Club Road
Gladwyne, PA 19035

[Signature Page to Republic First Bancorp, Inc. Voting Agreement]

Accepted and agreed as of the date set forth above.

By:	/s/ George E. Norcross, III
Name: George E. Norcross, III

By:	/s/ Gregory B. Braca
Name: Gregory B. Braca

By:	/s/ Philip A. Norcross
Name: Philip A. Norcross

By:	/s/ Alessandra T. Norcross
Name: Alessandra T. Norcross

By:	/s/ Alexander S. Norcross
Name: Alexander S. Norcross

[Signature Page to Republic First Bancorp, Inc. Voting Agreement]